Nutrisystem, Inc.

November 1, 2012

Ms. Dawn Zier

[Address redacted]

Dear Dawn:

We are pleased to extend to you an offer to join NutriSystem, Inc. (the "Company") on the terms set forth in this letter agreement (this "Agreement").

Start Date:	November 15, 2012
Title/Reporting:

Chief Executive Officer ("CEO") and President, reporting solely to the Company's Board of Directors (the "Board"). Executive will devote her full business time and best efforts to the performance of her duties for the Company, provided, however, that Executive shall be able to manage her personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as she may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, the Executive's duties hereunder or conflict with the Executive's covenants under the restrictive covenants agreement (attached hereto as Exhibit A).

At-Will Employment:

Executive will be an at-will employee, which means that her employment may be terminated by either the Company or by her at any time, for any reason. Upon any cessation of her employment, except as otherwise provided herein, Executive's entitlement will be limited to the payment of Base Salary accrued but unpaid through the effective date of that cessation, plus any vested benefits payable under the terms of the applicable plans.

Board Service:

Executive will be appointed to the Board upon or promptly following her commencement of service, and nominated for re-election so long as actively employed as CEO. Unless otherwise requested by the Board, Executive agrees to voluntarily resign from Board upon any cessation of her employment.

Annual Base Salary:	$600,000, subject to annual review (but not to be decreased below $600,000).
2012 Annual Bonus:	None
Benefits/Vacation

Executive will participate in the same vacation policies and benefit programs as other senior executives of the Company, subject to the terms of those policies and programs as in effect from time to time.

Minimum 2013 Annual Bonus:

$250,000, subject to continued employment through the end of the 2013 year (however, Executive's actual 2013 Annual Bonus shall be based on actual performance against objectives and she shall receive a 2013 Annual Bonus based on the program described below, if that yields an amount greater than the Minimum 2013 Annual Bonus).

Annual Bonus Opportunity for 2013 and later years:

Target annual bonus will be $500,000 or 75% of then current Base Salary, whichever amount is greater. Actual range of payout will be 0 to 150% of the target, based on actual performance against objectives established by the Compensation Committee (but subject, in the case of 2013, to the minimum bonus described above). Bonuses are paid within two and one-half months following the end of the relevant fiscal year. Except as otherwise provided herein, Executive will be required to remain employed through the applicable bonus payment date in order to receive any bonus.

2013 Annual Equity Grant:

Provided she remains employed on the date that 2013 annual equity grants are made to other named executive officers (generally by March 31st), Executive will then receive an annual equity grant in the ordinary course with a grant date fair value of approximately $850,000. The components and terms of that grant will be determined by the Board, in its discretion, and will be substantially consistent with the components and terms of 2013 annual grants made to other named executive officers. Notwithstanding the above, the components of the grant shall consist of at least 25% time-vested restricted shares and 25% time-vested stock options.

Temporary Housing/Transportation:	Executive will receive a $4,167/month allowance for transportation and temporary housing costs for two years.
Replacement Grants

To compensate Executive for compensation opportunities foregone at her prior employer, Executive will be granted the following awards upon commencement of her employment:

(a) $500,000 cash signing bonus, subject to prompt repayment if her employment with the Company ceases before the earlier of the second anniversary of her employment commencement or a Change of Control.

(b) Restricted shares under the Company's Amended and Restated 2008 Long Term Incentive Plan (the "LTIP") with a grant date fair value equal to $800,000, subject to time-based vesting over two years in four equal installments, subject to full acceleration upon a Change of Control.

Inducement Grants:

To induce Executive to accept this offer and to provide her with an immediate stake in the success of the Company, Executive will be granted the following awards under the LTIP upon commencement of her employment:

(a) Stock options with a grant date fair value equal to $300,000, subject to time-based vesting in equal annual installments over four years.

(b) Performance-vested RSUs ("PRSUs") with a grant date fair value equal to $300,000. Actual range of payout will be 0 to 150% of target number of shares, based on TSR performance of the Company relative to the Russell 3000 Index for the three year period beginning January 1, 2013 and subject to continued employment through the end of that performance period.

Severance Rights Upon Termination without Cause, Resignation with Good Reason:

If Executive's employment ceases due to a termination by the Company without "Cause" or a resignation by the Executive with "Good Reason," she will be entitled to:

(a) Continuation of then current Base Salary for two years at customary payroll intervals.

(b) Direct payment (if administratively possible) or reimbursement of the portion of the monthly COBRA premium that exceeds the active employee cost of group health coverage for 18 months.

(c) A pro-rata portion of her annual bonus for the year of termination, based on actual performance through the end of the year and pro-rated based on the number of days of service completed during that year.

(d) Payment of her 2013 minimum annual bonus, to the extent not already paid (or payable pursuant to the preceding bullet).

(e) Relief from her obligation to repay the cash signing bonus, if the minimum service requirement is not already satisfied.

(f) Full vesting of the replacement restricted stock and inducement stock option grants, if not already vested.

(g) If severance occurs prior to settlement of inducement PRSU grant, a pro-rata portion of that PRSU grant, based on actual performance through the end of the performance period and pro-rated based on the number of days of service completed during that performance period.

(h) Direct payment to a service provider of Executive's choice of the reasonable costs of 12 months of executive outplacement benefits, up to a maximum of $50,000.

These payments and benefits are conditioned on: (1) Executive's execution and delivery to the Company of a general release of claims against the Company and its affiliates, substantially in a form approved by the Board (the "Release"); (2) such Release becoming irrevocable within 30 days following the cessation of Executive's employment; and (3) Executive's continued compliance with her restrictive covenant obligations to the Company. Except for items (c) and (g), these payments and benefits will be paid or provided (or begin to be paid or provided, as applicable) on the first regularly scheduled payroll date that occurs after the Release becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year, such payments or benefits shall not commence until the second taxable year. Items (c) and (g) will be paid within two and one-half months following the end of the applicable performance period.

Payments upon Executive's death/Disability:

If Executive's employment ceases due to Executive's death or "Disability," she (or her estate) will be entitled to:

(a) A pro-rata portion of her annual bonus for the year of termination, based on actual performance through the end of the year and pro-rated based on the number of days of service completed during that year, payable within two and one-half months following the end of the applicable year.

(b) Payment of her 2013 minimum annual bonus within two and one-half months following the end of the applicable year, to the extent not already paid (or payable pursuant to the preceding bullet).

(c) Relief from her obligation to repay the cash signing bonus, if the minimum service requirement is not already satisfied.

(d) Full vesting of the inducement stock option grant, if not already vested.

(e) Vesting of the next tranche of the replacement restricted stock award, if not already fully vested.

(f) If such termination of employment occurs prior to settlement of inducement PRSU grant, vesting of a pro-rata portion of the target PRSU grant.

If Executive's employment ceases due to Executive suffering a Disability, these payments and benefits will be conditioned on: (1) Executive's execution and delivery to the Company of a Release; (2) such Release becoming irrevocable within 30 days following the cessation of Executive's employment; and (3) Executive's continued compliance with her restrictive covenant obligations to the Company.

Definitions:

For purposes of this Agreement:

"Cause" means: (a) Executive is convicted of a felony, or (b) in the reasonable determination of the Board, Executive has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in the course of her employment, (2) caused intentional, wrongful damage to the property of the Company, (3) Executive's material breach of any agreement with the Company or its affiliates, any duty owed to the Company or its stockholders or any published policy of the Company, which breach (if curable) is not have cured within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of employment. For avoidance of doubt, (x) Executive's unwillingness to relocate her family's permanent residence to any location at the Company's request shall not constitute "Cause," and (y) a termination due to Executive suffering a Disability will not constitute a termination "without Cause."

"Change of Control" has the same meaning as defined in the LTIP.

"Disability" means a condition entitling Executive to benefits under any long-term disability plan or policy maintained or funded by the Company.

"Good Reason" means: (a) a material diminution of Executive's title, authority, duties or responsibilities or a change in Executive's reporting structure described above; (b) a material reduction in Executive's then current Base Salary or annual bonus target opportunity (c) a material change in the geographic location at which the Executive performs services for the Company, which for this purpose shall mean the relocation of the Company's headquarters by more than 50 miles; (d) failure of the Board to appoint Executive as a member of the Board within 30 days following her commencement of employment or to nominate her for re-election upon expiration of any term of her service as a director; and (e) a material breach of this Agreement by the Company; provided that, any such event will constitute Good Reason only if Executive notifies the Company in writing of such event within 90 days following the initial occurrence thereof, the Company fails to cure such event within 30 days after receipt from Executive of written notice thereof, and Executive resigns her employment within 30 days following the expiration of that cure period.

Restrictive Covenants:

Executive represents and warrants to the Company that there are no orders, judgments, decrees, restrictions, agreements or understandings by which she is bound that would prevent or make unlawful her execution of this Agreement, that would be inconsistent or in conflict with this Agreement or her obligations hereunder, or that would otherwise prevent, limit or impair the performance her duties to the Company.

As a condition of her employment, Executive is required to execute the restrictive covenant agreement attached hereto as Exhibit A.

Section 409A:

Notwithstanding anything herein to the contrary, to the extent compliance with the requirements of Treas. Reg. Section 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code ("Section 409A") to any payments due to Executive upon or following her Separation from Service (within the meaning of Treas. Reg. Section 1.409A-1(h)(1) or any successor provision)), then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive's Separation from Service will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. Sections 1.409A-1(b)(4) or -1(b)(9)(iii)(or any successor provisions) to amounts payable to the Executive. For purposes of the application of Treas. Reg. Section 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

While the parties have endeavored to structure Executive's compensation rights so that payments to her are exempt from or compliant with Section 409A, the Company makes no representation to Executive in this regard and will have no obligation to indemnify Executive for taxes or interest imposed under Section 409A.

Indemnification

The Company shall indemnify and hold Executive harmless for and against any and all costs, expenses, liabilities, losses, fees (including without limitation attorneys' and/or other professional fees, disbursements and charges), awards, judgments, penalties, fines, verdicts, taxes, penalties, sanctions and interests, arising out of any and all acts and/or omissions, or claimed acts and/or omissions, in her capacity as an officer, director, manager, agent, representative, member and/or employee of the Company, to the maximum extent permitted under the greater of (a) any Company corporate governance document (such as a bylaw or articles of incorporation); or (b) applicable law. Executive shall further be entitled to a prompt advancement of any and all reasonable costs, expenses, disbursements, and fees (including without limitation attorneys' and/or other professional fees, disbursements and charges) incurred or to be incurred by her in connection with an actual or threatened civil, criminal, regulatory, arbitral, governmental, administrative and/or other action of other proceeding, or investigation, arising out of any and all acts and/or omissions, or claimed acts and/or omissions, in her capacity as an officer, director, manager, agent, representative, member and/or employee of the Company, subject to her execution of an undertaking to repay such advances if her conduct is later determined not to have met the standard required for indemnification of such amounts and subject further to any other requirement or condition imposed by applicable law.

Other:

(a) Within 30 days following the execution of this Agreement, the Company shall directly pay to Executive's attorneys (Outten & Golden LLP) for reasonable legal fees incurred in the documentation of these arrangements, up to a maximum of $15,000.

(b) Executive will be subject to all corporate policies applicable to executive officers and directors, including securities trading policy, anti-hedging policy, clawback policy and stock ownership guidelines.

(c) All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

(d) Both during and following her service with the Company, Executive agrees to cooperate with the Company in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive's employment by the Company. After Executive's employment ceases, the Company will provide reasonable advance notice of its need for Executive's cooperation and will attempt to schedule and limit the need for Executive's cooperation so as to minimize any disruption of Executive's personal and other professional obligations. The Company will reimburse Executive, in accordance with the Company's policy, for reasonable out of pocket travel and other expenses that she incurs as a result of her cooperation.

(e) In advance of any reasonably foreseeable event or transaction described in Treas. Reg. Section 280G-1, Q/A-2(a)(3)(i), (ii) or (iii), the Company and Executive will cooperate and exercise commercially reasonable efforts to engage in lawful planning to seek to minimize adverse tax consequences on either of them under Sections 280G and 4999 of the Internal Revenue Code. For avoidance of doubt, however, this paragraph does not obligate the Company to pay any additional amount to Executive or reimburse Executive for any taxes payable by her.

(f) Notices permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier addressed, in the case of the Company, c/o its General Counsel as its principal executive office and, in the case of Executive, to her most recent address set forth in the personnel records of the Company.

(g) This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates, provided that Executive's rights and obligations under this Agreement are personal to her and may not be assigned.

(h) This Agreement is governed by Pennsylvania law, without regard to the principles of conflicts of laws. Any disputes, actions, claims or causes of action arising out of or in connection with this Agreement or the employment relationship between the Company and Executive shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

(i) This Agreement sets forth the parties' entire agreement regarding Executive's employment and compensation by the Company and supersedes all prior agreements, discussions and understandings on those topics. This Agreement may not be modified in any way except by a written amendment executed by Executive and a duly authorized representative of the Company.

Your signature below confirms that all information provided to us during the interview and hiring process is true and accurate in all material respects. To indicate your acceptance of our offer and its terms, please sign and date the Agreement in the space provided below and return it to me. Please retain a copy for your records.

Sincerely,

/s/ David D. Clark

David D. Clark

Executive Vice President of Administration,
Chief Financial Officer and Treasurer

Agreed and accepted on November 1, 2012:

By: /s/ Dawn M. Zier__

Dawn Zier